EXHIBIT 10.1 (K)

AW Fenster & Co.

January 30, 2014

Mr. Richard Dole

Chief Executive Officer

Double Eagle Petroleum Co.

1675 Broadway, Suite 2200

Denver, CO  80202

Re:Engagement for Certain Services Relating to Double Eagle Petroleum Co.

Dear Mr. Dole:

This letter confirms our understanding of the services to be provided to Double Eagle Petroleum Co. (the “Company”) by Adam Fenster (“Fenster”), Principal of AW Fenster & Co. (“AWFCo”), specifically as it relates to the role of interim chief financial officer (“CFO”) for the Company (the “Engagement”).

The following describes the specific terms of the Engagement:

Services to be Provided

Through AWFCo, Fenster agrees to serve as the Company’s interim chief financial officer during the term of the Engagement. Fenster will perform the duties mutually agreed upon by Fenster and the Company, which shall specifically include those tasks outlined in Exhibit A, unless otherwise agreed by the parties hereto. Fenster will report directly to the Company’s chief executive officer, who will provide any and all corporate direction to Fenster, unless otherwise specified by the Company’s chief executive officer.

Term

Services to be provided to the Company by AWFCo shall commence on January 30, 2014. Based on discussions between the Company and Adam Fenster, the Engagement is expected to span a period of three to six months. The Company anticipates that Mr. Fenster will need to devote an average of three days a week (approximately 24 hours) to the performance of the services specifically described in the Services to be Provided section above. Both parties understand that the actual hours worked per week may vary depending upon the time of the quarter or year and other project and reporting related needs of the Company. Both the Company and AWFCo agree that the length of the Engagement is an estimate and neither party hereto shall hold the other accountable for any difference in the actual term of the Engagement.

Termination

The Company may terminate the Engagement at any time without notice if it determines that Mr. Fenster is unable to satisfy the requirements of the Engagement or adequately perform the services required by the chief financial officer of the Company.  Except as set forth in the foregoing sentence, each party agrees to give the other no less than four weeks’ notice in advance of any termination of this Engagement. Should AWFCo terminate this engagement, Fenster agrees to support any transition during such four week period as determined by the Company and will be paid for such transition services in accordance with the terms set forth under the Fees and Expenses section below.

Indemnification

Fenster shall be indemnified pursuant to the indemnification provisions set forth in the Second Amended and Restated Bylaws of the Company, as amended (the “Bylaws”), on the same basis as all other officers of the Company.  A copy of the Bylaws has been provided to Fenster.

Fees and Expenses

For the performance of the services described herein, the Company agrees to pay AWFCo at the hourly rate of $125 for the actual hours worked by Fenster. AWFCo will bill the Company bi-weekly for services performed during the previous two-week period.  The Company agrees to pay invoices from AWFCo on a current basis, within seven days of receipt of such invoices.  AWFCo is a Subchapter S-Corp. and is responsible for all payroll related taxes for Fenster as its employee.

The Company agrees to provide (or reimburse) Fenster with (or for) parking when he is working in the Company’s corporate office. Additionally, the Company agrees to reimburse Fenster for any expenses paid on the Company’s behalf.  AWFCo shall provide a written statement to the Company within seven days following the end of each month during the Engagement, covering the immediately preceding month, describing in reasonable detail Fenster’s parking expenses for such month and any other expenses paid by Fenster on the Company’s behalf.  The Company agrees to pay the amounts set forth on such statement on a current basis, within seven days of receipt of such written statement.

Confidentiality; Intellectual Property; Further Assurances

Concurrently with the execution of this agreement, each of AWFCo and Fenster agree to execute and deliver such customary confidentiality agreements and other documentation required by the Company to be executed by its employees or consultants.

I appreciate the opportunity to assist the Company with this Engagement.  If you have any questions regarding the services or terms outlined in this, please do not hesitate to call me to discuss.

Best regards,

/s/ Adam Fenster

Adam Fenster

Principal

AW Fenster & Co.

AGREED TO AND ACCEPTED:

January 30, 2014

/s/ Richard Dole
Richard D. Dole
Chief Executive Officer
Double Eagle Petroleum Co.